UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 15, 2005

NCI BUILDING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14315	76-0127701
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10943 North Sam Houston Parkway West Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 897-7788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 15, 2005, the Executive Committee of the Board of Directors of NCI Building Systems, Inc. (the “Company”) accepted the resignation of the Company’s principal accounting officer, William Lawrence, from his positions as Vice President and Controller. Mr. Lawrence’s resignation was not the result of any disagreement with the Company or its current management on any matter relating to the Company’s operations, policies or practices.

Mr. Lawrence and the Company agreed to the terms of Mr. Lawrence’s resignation in a letter agreement dated September 15, 2005. To facilitate the transition, Mr. Lawrence has agreed to stay until the end of the fiscal year (October 28, 2005) and thereafter to assist as reasonably necessary until the Company completes its public filings for fiscal year 2005. The Company agreed, in consideration for Mr. Lawrence’s past and continued service, to pay Mr. Lawrence’s current base salary through December 22, 2005. In addition, the letter agreement provides that, upon execution by Mr. Lawrence of an agreement and release dated effective as of December 31, 2005, he will be entitled to receive a lump sum payment, calculated at his current annual base salary, for the period from December 23, 2005 through April 27, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCI BUILDING SYSTEMS, INC.

By:	/s/ Frances R. Powell
Name:	Frances R. Powell
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Dated: September 15, 2005